Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927

KFORCE FOURTH QUARTER REVENUES OF $342.6 MILLION EXCEEDS GUIDANCE
FOURTH QUARTER EPS OF $0.24; ADJUSTED EPS OF $0.45
TAMPA, FL, February 6, 2018 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter and full year 2017. Revenues for the quarter ended December 31, 2017 were $342.6 million compared to $341.1 million for the quarter ended September 30, 2017, an increase of 3.7% on a billing day basis, and compared to $326.0 million for the quarter ended December 31, 2016, an increase of 5.1%. Net income for the quarter ended December 31, 2017 was $6.1 million, or $0.24 per share, as compared to $10.1 million, or $0.40 per share, for the quarter ended September 30, 2017, and $9.2 million, or $0.36 per share, for the quarter ended December 31, 2016. The Tax Cuts and Jobs Act (“TCJA”) resulted in a remeasurement of our net deferred tax assets, which negatively impacted fourth quarter net income by $5.4 million, or $0.21 per share. Adjusted earnings per share for the three months ended December 31, 2017 was $0.45 per share.
Kforce reported total revenues for the year ended December 31, 2017 of $1.36 billion, an increase of 2.9%, as compared to $1.32 billion for the year ended December 31, 2016. Net income for the year ended December 31, 2017 was $33.3 million, or $1.30 per share, which represent increases of 1.6% and 4.0%, respectively, compared to 2016.
David L. Dunkel, Chairman and Chief Executive Officer commented, “We are pleased with our fourth quarter results as we exceeded the top end of guidance for revenues and earnings per share, as adjusted for the impact of TCJA. Also, our year-over-year growth rates in our largest business, Tech Flex, continued to accelerate to 5.4% in the fourth quarter, despite the 130 basis point negative impact that the sale of our Global business had on our year-over-year growth rates. Thus, our core Tech Flex business is growing at 6.7% on a year-over-year basis. As we head into Q1 2018, we expect continued strength in our Tech Flex business. We are confident in the structure and strength of our organization and believe that we are well positioned in 2018 to capitalize on significant market opportunities that exist. The demand environment for our services, particularly in Tech Flex, appears very strong as companies continue to invest in technology to more effectively and efficiently meet the needs of their customers and are seeking flexible resources for a portion of their human capital needs. I want to thank all of our clients, consultants and core employees for making our mutual success possible.

Joseph J. Liberatore, President said, “We believe we are pursuing the mix of business that will lead to the greatest long-term success and remain highly focused on the actions necessary to further accelerate revenue growth and associate productivity.”
Mr. Liberatore noted additional operational results for the fourth quarter include:

•	Flex revenues of $332.4 million in Q4 2017 increased 4.4%, on a billing day basis, from $328.9 million in Q3 2017 and increased 5.6%, from $314.7 million in Q4 2016.

•	Quarterly year-over-year growth in Flex revenues for Tech, FA and GS was 5.4%, 0.3% and 25.7%, respectively.

David M. Kelly, Chief Financial Officer, said, “We remain confident in our belief that we will meet or exceed our 7.5% operating margin target when $1.6 billion in annualized revenue is reached and still expect to achieve an operating margin of at least 6.3% at $1.4 billion in annualized revenue, which we expect to occur in the second quarter of 2018. Over the last three years, we have returned $130.6 million to our shareholders, which is substantially all of our operating cash flows generated over that period. We expect to continue to invest in our business to take advantage of the positive demand environment. We are also pleased to announce that our Board of Directors declared a first quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on March 23, 2018 to shareholders of record as of the close of business on March 9, 2018.”
Highlights for the fourth quarter include:

•	Tech Flex gross profit margin of 27.2% in Q4 2017 increased 20 basis points from 27.0% in Q3 2017 and decreased 30 basis points from 27.5% in Q4 2016.

•	Selling, general and administrative expense as a percentage of revenues in Q4 2017 was 24.0% which remained flat as compared to Q3 2017 and is down 120 basis points from 25.2% in Q4 2016.

•	Operating cash flows in Q4 2017 were $23.7 million compared to $10.1 million in Q4 2016.

•	We repurchased approximately 451 thousand shares of common stock on the open market at a total cost of approximately $10.8 million during Q4 2017.
Looking forward to the first quarter of 2018, there will be 64 billing days, as compared to 61 billing days in the fourth quarter of 2017, and 64 billing days in the first quarter of 2017. Current estimates for the first quarter of 2018 are:

•	Revenues of $343 million to $347 million

•	Earnings per share of $0.35 to $0.38

•	Gross profit margin of 29.0% to 29.2%

•	Flex gross profit margin of 26.5% to 26.7%

•	SG&A expense as a percent of revenue of 24.4% to 24.6%

•	Operating margin of 3.8% to 4.2%

•	Effective tax rate of 26.0%
On Tuesday, February 6, 2018, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. EST. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/) under Events & Presentations.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, February 6, 2018 through February 13, 2018 by dialing (855) 859-2056, passcode 9398667.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until February 13, 2018.
Our 2018 Annual Meeting of Kforce Inc. Shareholders will be held on Tuesday, April 24, 2018 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m. EST.
About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by nearly 2,600 associates and more than 12,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 60 offices located throughout the United States. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions, growth in temporary staffing and the general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2016, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Revenue by segment:
Technology	$227,816	$229,281	$216,807
Finance & accounting	85,349	85,225	85,794
Government solutions	29,421	26,547	23,397
Total Net service revenues	342,586	341,053	325,998
Direct costs of services	239,959	236,678	226,350
Gross profit	102,627	104,375	99,648
GP %	30.0%	30.6%	30.6%
Flex GP %	27.8%	28.0%	28.1%
Selling, general and administrative expenses	82,067	81,921	82,010
Depreciation and amortization	2,042	2,110	2,047
Income from operations	18,518	20,344	15,591
Other expense, net	629	1,364	824
Income before income taxes	17,889	18,980	14,767
Income tax expense	11,749	8,881	5,528
Net income	$6,140	$10,099	$9,239

Earnings per share - diluted	$0.24	$0.40	$0.36

Weighted average shares outstanding - diluted	25,462	25,535	25,821
Adjusted EBITDA	$23,183	$24,238	$19,283

Billing days	61	63	61

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016
Revenue by segment:
Technology	$907,511	$883,477
Finance & accounting	346,135	337,601
Government solutions	104,294	98,628
Total Net service revenues	1,357,940	1,319,706
Direct costs of services	949,884	911,207
Gross profit	408,056	408,499
GP %	30.0%	31.0%
Flex GP %	27.5%	28.2%
Selling, general and administrative expenses	331,172	340,742
Depreciation and amortization	8,255	8,701
Income from operations	68,629	59,056
Other expense, net	4,535	3,101
Income before income taxes	64,094	55,955
Income tax expense	30,809	23,182
Net income	$33,285	$32,773

Earnings per share - diluted	$1.30	$1.25

Weighted average shares outstanding - diluted	25,586	26,274
Adjusted EBITDA	$85,241	$74,506

Billing days	252	253

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$379	$1,482
Trade receivables, net of allowances	225,865	206,361
Income tax refund receivable	7,116	172
Prepaid expenses and other current assets	12,085	10,691
Total current assets	245,445	218,706
Fixed assets, net	39,680	43,145
Other assets, net	38,598	30,511
Deferred tax asset, net	11,316	23,449
Intangible assets, net	3,297	3,642
Goodwill	45,968	45,968
Total assets	$384,304	$365,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$34,873	$37,230
Accrued payroll costs	46,886	44,137
Other current liabilities	1,960	1,765
Income taxes payable	—	221
Total current liabilities	83,719	83,353
Long-term debt - credit facility	116,523	111,547
Long-term debt - other	2,597	3,984
Other long-term liabilities	47,188	44,801
Total liabilities	250,027	243,685
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	715	713
Additional paid-in capital	437,394	428,212
Accumulated other comprehensive income	100	184
Retained earnings	195,143	174,967
Treasury stock, at cost	(499,075)	(482,340)
Total stockholders’ equity	134,277	121,736
Total liabilities and stockholders’ equity	$384,304	$365,421

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2017	Q3 2017	Q4 2016
Total Firm
Flex revenue (000’s)	$332,416	$328,904	$314,714
Hours (000’s)	5,483	5,646	5,598
Flex GP %	27.8%	28.0%	28.1%
Direct Hire revenue (000’s)	$10,170	$12,149	$11,284
Placements	816	881	876
Average fee	$12,469	$13,784	$12,891
Billing days	61	63	61
Technology
Flex revenue (000’s)	$223,897	$224,148	$212,437
Hours (000’s)	3,101	3,299	3,152
Flex GP %	27.2%	27.0%	27.5%
Direct Hire revenue (000’s)	$3,919	$5,133	$4,370
Placements	225	303	260
Average fee	$17,423	$16,917	$16,831
Finance & Accounting
Flex revenue (000’s)	$79,098	$78,209	$78,880
Hours (000’s)	2,382	2,347	2,446
Flex GP %	28.5%	29.0%	29.1%
Direct Hire revenue (000’s)	$6,251	$7,016	$6,914
Placements	591	578	616
Average fee	$10,583	$12,139	$11,230
Government Solutions
Flex revenue (000’s)	$29,421	$26,547	$23,397
Flex GP %	30.3%	34.3%	30.3%

Kforce Inc.
Revenue Growth Rates
(Unaudited)

	Year-Over-Year Growth Rates
	(Per Billing Day)
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Tech Flex	5.4%	3.3%	1.5%	2.7%	1.4%
Tech Direct Hire	(10.3)%	1.3%	9.3%	(4.1)%	(13.1)%
Total Tech	5.1%	3.3%	1.7%	2.5%	1.1%
FA Flex	0.3%	4.1%	4.3%	7.5%	2.1%
FA Direct Hire	(9.6)%	(9.0)%	(2.4)%	(11.7)%	(15.4)%
Total FA	(0.5)%	2.9%	3.6%	5.8%	0.4%
Total Staffing (Total Tech and FA)	3.5%	3.2%	2.2%	3.4%	0.9%
GS	25.7%	0.6%	(6.4)%	6.6%	4.0%
Total Firm	5.1%	3.0%	1.6%	3.7%	1.1%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to our financial statements.

(In Thousands)	Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016
Net income	$33,285	$32,773
Non-cash provisions and other	29,134	21,093
Changes in operating assets/liabilities	(33,080)	(14,043)
Net cash provided by operating activities	29,339	39,823
Capital expenditures	(5,846)	(12,420)
Free cash flow	23,493	27,403
Change in debt	4,976	31,075
Repurchases of common stock	(14,622)	(46,013)
Cash dividend	(12,144)	(12,447)
Other	(2,806)	(33)
Change in cash and cash equivalents	$(1,103)	$(15)

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations. Management believes it is useful information to investors as it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is susceptible to varying calculations, and as presented, may not be comparable to similarly titled measures of other companies.

(In Thousands)	Three Months Ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Net income	$6,140	$10,099	$9,239
Depreciation and amortization	2,135	2,165	2,094
Stock-based compensation expense	1,933	1,798	1,663
Interest expense, net	1,226	1,295	759
Income tax expense	11,749	8,881	5,528
Adjusted EBITDA	$23,183	$24,238	$19,283

(In Thousands)	Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016
Net income	$33,285	$32,773
Depreciation and amortization	8,508	8,796
Stock-based compensation expense	7,600	6,705
Interest expense, net	5,039	3,050
Income tax expense	30,809	23,182
Adjusted EBITDA	$85,241	$74,506

Adjusted Financial Performance Measures
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as a supplemental method for assessing the Company’s operating results by adjusting for the impact of certain non-recurring, infrequent or unusual items in a manner that is focused on the performance of our underlying operations. Each of these measures are intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess the Company's core operating results and consequently, management believes it is similarly useful information to investors. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP.

(In Thousands, Except Per Share Amounts)	Three Months Ended December 31,
	2017			2016
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP) (2)
Reconciliation of Tax Impact and Profitability:
Income before income taxes	$17,889	$—	$17,889	$14,767
Income tax expense	$11,749	$(5,360)	$6,389	$5,528
Effective tax rate	65.7%	(30.0)%	35.7%	37.4%
Net income	$6,140	$5,360	$11,500	$9,239
Earnings per share - diluted	$0.24	$0.21	$0.45	$0.36
(1) The $5.4 million income tax expense adjustment is related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act.
(2) For the three months ended December 31, 2016, there were no charges or similar items requiring an adjustment.

(In Thousands, Except Per Share Amounts)	Twelve Months Ended
	December 31, 2017
	Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Reconciliation of Revenue and Gross Profit:
Net service revenues (3)	$1,357,940	$1,000	$1,358,940
Gross profit (3)	$408,056	$713	$408,769
GP %	30.0%	0.1%	30.1%
Flex GP %	27.5%	—%	27.5%

Reconciliation of SG&A and Operating Margin:
Selling, general & administrative expenses (4)	$331,172	$1,156	$332,328
SG&A as a percentage of net service revenues	24.4%	0.1%	24.5%
Income from operations	$68,629	$(443)	$68,186
Operating margin	5.1%	(0.1)%	5.0%

Reconciliation of Tax Impact and Profitability:
Income before income taxes	$64,094	$(443)	$63,651
Income tax expense (5)	$30,809	$(7,200)	$23,609
Effective tax rate	48.1%	(11.0)%	37.1%
Net income	$33,285	$6,757	$40,042
Earnings per share - diluted	$1.30	$0.27	$1.57
(3) The $1.0 million revenue adjustment and the related $0.7 million gross profit adjustment was related to the impact from Hurricanes Harvey and Irma.

(4) The $1.2 million adjustment was related to a $1.0 million disaster relief contribution and $1.1 million in charges for role eliminations related to refining how we support and service our largest strategic clients, offset by a $3.3 million gain on sale of Global's assets.
(5) Adjustments to income tax expense include (i) tax expense of $5.4 million related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act, (ii) a $1.6 million valuation allowance placed on our foreign tax credit deferred tax asset that we expect may not be realizable as a result of the sale of Global's assets and (iii) a net income tax benefit of $0.2 million related to the income before income taxes adjustments described within this table, which was calculated using the third quarter effective tax rate, of 38.0%.

(In Thousands, Except Per Share Amounts)	Twelve Months Ended
	December 31, 2016
	Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general & administrative expenses (6)	$340,742	$(6,015)	$334,727
SG&A as a percentage of net service revenues	25.8%	(0.4)%	25.4%
Income from operations	$59,056	$6,015	$65,071
Operating margin	4.5%	0.4%	4.9%

Reconciliation of Tax Impact and Profitability:
Income before income taxes	$55,955	$6,015	$61,970
Income tax expense (7)	23,182	681	23,863
Effective tax rate	41.4%	(2.9)%	38.5%
Net income	$32,773	$5,334	$38,107
Earnings per share - diluted	$1.25	$0.20	$1.45
(6) The $6.0 million adjustment was related to severance charges associated with certain realignment activities focused on further streamlining our organization.
(7) The income tax expense reconciling item is composed of (i) an income tax expense of $1.7 million related to certain one-time non-cash adjustments, and (ii) an income tax benefit of $2.3 million related to the severance costs, which was calculated using the applicable quarterly effective tax rate, excluding the impact of the severance costs and certain tax adjustments.